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                                                                      EXHIBIT 11

MFN FINANCIAL CORPORATION
COMPUTATION OF EARNINGS PER SHARE
THREE MONTH PERIOD ENDED MARCH 31

Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common share equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Executive Chairman and outstanding warrants to purchase shares of common stock of the Company using the treasury stock method.

(Dollars in thousands, except per share amounts)
Three months ended March 31,
                                                     2001          2000
                                                     ----          ----
BASIC
Net income                                       $    3,893     $     6,264
Average shares of common stock outstanding         9,999,186     10,000,000
Earnings per share of common stock               $      0.39    $      0.63

DILUTED
Net income                                       $     3,893    $     6,264
Average shares of common stock outstanding and
     common stock equivalents outstanding         10,060,648     10,008,884
Earnings per share of common stock               $      0.39    $      0.63

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